Exhibit 99.1

Holly Energy Partners Declares Initial Distribution

DALLAS, TX, November 2, 2004 — Holly Energy Partners, L.P. (NYSE-HEP) today announced declaration of its first cash distribution, for the third quarter of 2004, of $0.435 per unit, based on the Partnership’s minimum quarterly cash distribution of $0.50 per unit prorated for the period since inception of operations, July 13, 2004. The distribution will be paid November 19, 2004 to unit holders of record November 12, 2004. Immediately prior to the distribution there will be 14,285,714 units outstanding including all common, subordinated and general partner units.

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 51% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
    Chief Financial Officer
M. Neale Hickerson, Vice President,
    Treasury and Investor Relations
Holly Energy Partners
    214/871-3555